                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) FEBRUARY 28, 1997


                               CORVEL CORPORATION
               (Exact name of registrant as specified in charter)



         DELAWARE                  0-19291                   33-0282651
(State or other jurisdiction      (Commission              (IRS Employer
      of incorporation)          File Number)          Identification No.)



  1920 MAIN STREET, SUITE 1090, IRVINE, CALIFORNIA  92714

(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code (714) 851-1473


                                      NONE
         (Former name or former address, if changed since last report.)

ITEM 5.     OTHER EVENTS.

STOCKHOLDERS' RIGHTS AGREEMENT APPROVED.

         Effective as of February 11, 1997, pursuant to a Preferred Shares Rights Agreement (the "Rights Agreement") between CorVel Corporation, a Delaware corporation (the "Company") and U.S. Stock Transfer Corporation, a California corporation, as Rights Agent (the "Rights Agent"), the Company's Board of Directors (the "Board") declared a dividend of one right (a "Right") to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock (the "Series A Preferred") for each outstanding share of Common Stock, par value $0.0001 per share ("Common Shares"), of the Company. The dividend is payable on February 28, 1997 (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company, upon the occurrence of a certain event or events as described in the Rights Agreement, one one-hundredth of a share of Series A Preferred at an exercise price of $125.00 (the "Purchase Price"), subject to adjustment. In addition, under certain circumstances described in the Rights Agreement, the Rights may become exercisable for a number of Common Shares having a value equal to two times the Purchase Price and/or common stock of certain acquiring companies having a value equal to two times the Purchase Price. Moreover, under certain circumstances described in the Rights Agreement, each Right may be exchanged by the Board at an exchange rate of one share of Common Stock (or a fraction of a share of the Preferred Stock having equivalent market value) per Right. Under certain circumstances described in the Rights Agreement, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right. Unless earlier redeemed or exchanged in accordance with the Rights Agreement, the Rights are due to expire on February 10, 2007.

CERTAIN ANTI-TAKEOVER EFFECTS.

         The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board. Unsolicited takeover attempts frequently include coercive tactics designed to deprive the Board and the Company's stockholders of any real opportunity to determine the destiny of the Company. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics can operate to unfairly pressure stockholders, force them out of their investment and deprive them of the full value of their shares in the Company.

         The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights may be redeemed by the Company at $.01 per Right within ten days (or on such later date as may be determined by a majority of the Continuing Directors (as defined in the Rights Agreement) after the accumulation of 15% or more of the Company's Common Shares by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board.

         However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Board, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights. As a result, while the Rights may provide the Board with leverage to obtain a higher price from a potential acquiror, they may also prevent or deter offers not approved by the Board, and therefore deprive stockholders, without providing them with the opportunity to vote thereon, of the benefits of offers which may be at a higher price than the current market price of the Company's Common Shares. In addition, assuming an active trading market in the Rights themselves does not develop, stockholders with lesser financial means might not be able to take full economic advantage of the Rights. Further, the implementation of a rights plan may heighten the susceptibility of the Company to greenmail by stockholders who threaten to acquire a sufficient equity position to pass the Rights' triggering threshold, although the Board can respond to any such action by redeeming the Rights at $.01 per Right.

                                       2.

         The Company's Board believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.


ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

         (c)      EXHIBITS

         99.1 Preferred Shares Rights Agreement, dated as of February 11, 1997, by and between Corvel Corporation and U.S. Stock Transfer Corporation, including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

         99.2.    Press Release of February 11, 1997


                                       3.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     CORVEL CORPORATION



DATE: February 28, 1997       By: /s/ V. Gordon Clemons
                                  --------------------------------------------
                                  Name:  V. Gordon Clemons
                                  Title: President and Chief Executive Officer


                                       4.

                                  EXHIBIT INDEX


                                                                                       SEQUENTIAL
EXHIBIT                                                                                   PAGE
NUMBER                            DOCUMENT DESCRIPTION                                   NUMBER

99.1              Preferred Shares Rights Agreement, dated as of February 27,
                  1997, by and between Corvel Corporation and U.S. Stock
                  Transfer Corporation, including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

99.2.             Press Release of February 11, 1997